Exhibit 99

FOR IMMEDIATE RELEASE	February 28, 2008
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 6
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS 2007 EARNINGS, ISSUES EARNINGS OUTLOOK FOR 2008

Tucson, Ariz. – UniSource Energy Corp. (NYSE: UNS) today reported earnings for 2007 of $58 million, or $1.57 per diluted share of common stock.  For 2006, UniSource Energy reported earnings of $67 million, or $1.80 per diluted share.

UniSource Energy’s earnings were reduced by higher fuel and purchased power costs at Tucson Electric Power Company (TEP), UniSource Energy’s largest subsidiary.  Higher energy demands during a hot summer forced TEP to rely more heavily on power purchases during a period when regional energy prices typically reach their peak. TEP’s fuel costs were driven higher by greater use of its natural gas-fired generators and an increase in coal and rail costs.

“Our current rates, which are frozen below the level our customers paid in 1994, simply do not allow us to recover the rising costs we’ve incurred in serving our customers’ growing energy needs,” said James S. Pignatelli, Chairman, President and CEO of UniSource Energy.

“The growth of TEP’s customer base has played a role in that increase, but we’ve also seen significant increases in individual consumption as customers bring larger televisions, more computers and other power-hungry devices into their homes,” Pignatelli said. “We’re stepping up our investment in infrastructure to serve that demand, and we’re going to need a step up in rates to help us cover those costs.”

TEP has asked the Arizona Corporation Commission (ACC) to use one of three proposed methods – two of which include market-based generation components – to set new rates that would take effect no later than Jan. 1, 2009. The proposals were projected to increase rates an average of 15 to 23 percent, depending on the chosen method. The company also requested an adjustor mechanism that would allow timely recovery of fuel and purchased power costs incurred in serving its customers.  Such mechanisms are common for other utility companies in Arizona as well as across the United States.

“We’ve held the line on our operating costs, but market forces have driven fuel and purchased power expenses far beyond the level that can be recovered by our current rates,” Pignatelli said. TEP also has invested more than $1 billion in capital improvements over the past eight years and expects to spend more than $1.3 billion over the next five years to improve its system infrastructure.

“We need a constructive outcome to our current rate request that covers our rising fuel and purchased power costs and provides us with a fair return on the investments we’ve made in providing safe, reliable service to our customers,” Pignatelli said.

UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, accounted for a combined $9 million of UniSource Energy’s 2007 earnings. UES contributed similar earnings in 2006.

Tucson Electric Power Company

TEP reported earnings for 2007 of $53 million, compared with $67 million last year.  Factors affecting TEP's 2007 results include:

•
A $54 million increase in retail and wholesale revenues was offset by an increase of $74 million – or 21 percent – in fuel and purchased power costs.  Higher coal costs and a 28-percent increase in natural gas-fired generation led to higher fuel costs. Purchased power costs were driven higher by hot summer weather and the loss of a 100-MW power supply agreement with Tri-State Generation and Transmission Association (Tri-State) that was cancelled by Tri-State in August 2007;

•
A $13 million increase in O&M expense resulting primarily from costs related to TEP’s operations of SGS Unit 3 that are reimbursed by Tri-State.  O&M expenses in 2007 and 2006 were partially offset by pre-tax gains of $15 million and $7 million, respectively, related to sales of excess sulfur dioxide (SO2) emission allowances;

•
A $12 million scheduled increase in expenses related to the amortization of the Transition Recovery Asset (TRA), which was established in TEP’s 1999 Settlement Agreement to be fully recovered by December 31, 2008;

•	A $10 million decrease in interest expense resulting primarily from lower capital lease obligation balances; and

•
A $4 million decrease in other income caused primarily by reductions in interest income on investments in lease debt.  TEP’s investment in lease debt has been reduced by scheduled payments on capital lease obligations.

UNS Gas

UNS Gas reported earnings of $4 million in both 2007 and 2006.

UNS Gas filed a rate case on Feb. 21, 2008 seeking a base rate increase of $10 million, or 7 percent. That filing came three months after the ACC resolved the company’s previous request for a $9.6 million rate increase with an order granting a $5 million base rate increase. Due to growth in capital and operating costs at UNS Gas, the current rates will not allow the company to cover its costs and earn a reasonable rate of return on its investments.

UNS Electric

UNS Electric reported earnings of $5 million in 2007 and 2006.

In December 2006, UNS Electric filed a general rate case seeking a base rate increase of $8.5 million, or approximately 5.5 percent, to recover rising costs.  UNS Electric expects the ACC to rule on its rate case in the first half of 2008.

Net Income and Earnings Per Share Summary

	Year-End		4th Quarter
Net Income	2007	2006	2007	2006
	-Millions-		-Millions-
Tucson Electric Power	$53.5	$66.7	$14.4	$9.3
UNS Gas	4.0	4.4	2.8	2.7
UNS Electric	4.8	5.1	-	0.7
Other (1)	(3.9)	(7.0)	(1.0)	(1.2)
Income Before Discontinued Operations	$58.4	$69.2	$16.2	$11.5
Discontinued Operations - Net of Tax (2)	-	(1.8)	-	0.9
Net Income	$58.4	$67.4	$16.2	$12.4

Avg. Basic Shares Outstanding (millions)	35.5	35.3	35.5	35.4

	Year-End		4th Quarter
Earnings Per UniSource Energy Share	2007	2006	2007	2006
Tucson Electric Power	$1.51	$1.89	$0.41	$0.26
UNS Gas	0.11	0.12	0.08	0.08
UNS Electric	0.14	0.14	-	0.02
Other (1)	(0.12)	(0.19)	(0.03)	(0.03)
Income Before Discontinued Operations	$1.64	$1.96	$0.46	$0.33
Discontinued Operations - Net of Tax (2)	-	(0.05)	-	0.02
Net Income per Basic Share	$1.64	$1.91	$0.46	$0.35
Net Income per Diluted Share	$1.57	$1.80	$0.43	$0.34

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

(2) Relates to the discontinued operations and sale of Global Solar Energy, Inc. by Millennium on March 31, 2006.

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Earnings Outlook

UniSource Energy's management currently estimates that its 2008 full-year earnings will be between $1.70 and $2.20 per diluted share.

The 2008 earnings estimate assumes the recognition, by year end, of approximately $65 million of incremental revenue collected by TEP, between June and December, as a result of maintaining current retail rates after the Fixed Competition Transition Charge (Fixed CTC) terminates.  The Fixed CTC will terminate when the TRA balance is amortized to zero, which is expected to occur in May 2008.  According to an order by the ACC, the treatment of the incremental revenue shall be determined in TEP’s rate proceeding.

An ACC decision regarding TEP’s rate proceeding, including the ultimate treatment of the incremental revenues, is expected during the fourth quarter of 2008.  Prior to an ACC decision, the revenues will not be recognized as income.  Consequently, reported second and third quarter 2008 earnings are expected to be substantially below prior year quarterly results.  Furthermore, if the ACC does not reach a final decision by year-end 2008 or concludes, as part of the TEP rate proceeding,  that the incremental revenues must be refunded, 2008 full year earnings would be substantially below the $1.70-$2.20 per diluted share guidance.  Not recognizing $65 million of revenues less taxes of $26 million would represent a $39 million reduction to net income.  Such reduction of net income divided by diluted shares would equate to approximately $1.00 per diluted share.

The total amount of TEP operating cash flows for 2008 and the timing of such cash flows during the year are not expected to be impacted by an ACC decision.  UniSource Energy’s consolidated operating cash flows for 2008, including TEP, are expected to be approximately $300 million.

The 2008 earnings estimate also assumes expenses related to amortization of the TRA of approximately $24 million between January and May, compared with $78 million during the full year of 2007.

Numerous other factors could affect UniSource Energy's ability to reach the 2008 estimate, including but not limited to: regulatory decisions; rising fuel and transportation costs; market prices for power; unexpected increases in O&M expense; performance of TEP's generating plants; resolution of pending litigation matters; weather; pace and strength of the regional economy; and changes in accounting standards.

Conference Call and Webcast

UniSource Energy officials will discuss its 2007 earnings and outlook for 2008 on Friday, February 29, 2008 beginning at 11 a.m. EST in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and CEO, will host the call.

Internet Access

A live audio-only webcast of the conference call is available through a link at uns.com.  A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 31716795. A telephone replay will be available for seven days starting February 29. To listen to the replay, dial 800-642-1687 and reference confirmation code 31716795.

UniSource Energy's primary subsidiaries include Tucson Electric Power Company, which serves approximately 400,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties that include, but are not limited to: the outcome of regulatory proceedings; changes in accounting standards; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; the ongoing restructuring of the electric industry; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	December 31,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$211,345	$203,610	$7,735	3.8
Electric Wholesale Sales	56,718	49,879	6,839	13.7
Gas Revenue	47,670	50,448	(2,778)	(5.5)
Other Revenues	19,823	13,618	6,205	45.6
Total Operating Revenues	335,556	317,555	18,001	5.7

Operating Expenses
Fuel	67,815	59,855	7,960	13.3
Purchased Energy	81,434	78,774	2,660	3.4
Other Operations and Maintenance	63,830	71,663	(7,833)	(10.9)
Depreciation and Amortization	37,144	33,735	3,409	10.1
Amortization of Transition Recovery Asset	17,737	14,905	2,832	19.0
Taxes Other Than Income Taxes	11,629	10,991	638	5.8
Total Operating Expenses	279,589	269,923	9,666	3.6
Operating Income	55,967	47,632	8,335	17.5

Other Income (Deductions)
Interest Income	6,172	4,559	1,613	35.4
Other Income	167	2,017	(1,850)	(91.7)
Other Expense	163	(706)	869	N/M
Total Other Income (Deductions)	6,502	5,870	632	10.8

Interest Expense
Long-Term Debt	18,362	18,292	70	0.4
Interest on Capital Leases	16,109	17,539	(1,430)	(8.2)
Other Interest Expense	713	1,046	(333)	(31.8)
Interest Capitalized	(323)	(232)	(91)	(39.2)
Total Interest Expense	34,861	36,645	(1,784)	(4.9)

Income Before Income Taxes and Discontinuing Operations	27,608	16,857	10,751	63.8
Income Tax Expense	11,401	5,306	6,095	N/M

Income Before Discontinuing Operations	16,207	11,551	4,656	40.3
Discontinued Operations - Net of Tax	-	873	(873)	N/M

Net Income	$16,207	$12,424	$3,783	30.4

Weighted-average Shares of Common Stock Outstanding (000)	35,534	35,387	147	0.4

Basic Earnings per Share
Income Before Discontinuing Operations	$0.46	$0.33	$0.13	39.4
Discontinued Operations - Net of Tax	-	$0.02	$(0.02)	N/M
Net Income	$0.46	$0.35	$0.11	31.4

Diluted Earnings per Share
Income Before Discontinuing Operations	$0.43	$0.32	$0.11	34.4
Discontinued Operations - Net of Tax	-	$0.02	$(0.02)	N/M
Net Income	$0.43	$0.34	$0.09	26.5

Dividends Declared per Share	$0.225	$0.21	$0.015	7.1

	Three Months Ended
Tucson Electric Power	December 31,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	2,137,385	2,060,940	76,445	3.7
Wholesale Sales	1,101,998	1,023,423	78,575	7.7
Total	3,239,383	3,084,363	155,020	5.0

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Twelve Months Ended
(in thousands of dollars, except per share amounts)	December 31,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$976,795	$932,307	$44,488	4.8
Electric Wholesale Sales	196,233	179,266	16,967	9.5
Gas Revenue	148,597	159,598	(11,001)	(6.9)
Other Revenues	59,748	36,970	22,778	61.6
Total Operating Revenues	1,381,373	1,308,141	73,232	5.6

Operating Expenses
Fuel	291,238	257,515	33,723	13.1
Purchased Energy	352,898	320,788	32,110	10.0
Other Operations and Maintenance	258,176	247,069	11,107	4.5
Depreciation and Amortization	140,638	130,502	10,136	7.8
Amortization of Transition Recovery Asset	77,681	65,985	11,696	17.7
Taxes Other Than Income Taxes	47,837	46,136	1,701	3.7
Total Operating Expenses	1,168,468	1,067,995	100,473	9.4
Operating Income	212,905	240,146	(27,241)	(11.3)

Other Income (Deductions)
Interest Income	18,828	19,210	(382)	(2.0)
Other Income	7,622	7,453	169	2.3
Other Expense	(4,380)	(1,887)	(2,493)	N/M
Total Other Income (Deductions)	22,070	24,776	(2,706)	(10.9)

Interest Expense
Long-Term Debt	73,095	75,039	(1,944)	(2.6)
Interest on Capital Leases	64,499	72,586	(8,087)	(11.1)
Loss on Extinguishment of Debt	-	1,080	(1,080)	N/M
Other Interest Expense	5,480	7,922	(2,442)	(30.8)
Interest Capitalized	(5,551)	(4,884)	(667)	(13.7)
Total Interest Expense	137,523	151,743	(14,220)	(9.4)

Income Before Income Taxes and Discontinuing Operations	97,452	113,179	(15,727)	(13.9)
Income Tax Expense	39,079	43,936	(4,857)	(11.1)

Income Before Discontinuing Operations	58,373	69,243	(10,870)	(15.7)
Discontinued Operations - Net of Tax	-	(1,796)	1,796	N/M

Net Income	$58,373	$67,447	$(9,074)	(13.5)

Weighted-average Shares of Common Stock Outstanding (000)	35,486	35,264	222	0.6

Basic Earnings per Share
Income Before Discontinuing Operations	$1.64	$1.96	$(0.32)	(16.3)
Discontinued Operations - Net of Tax	-	$(0.05)	$0.05	N/M
Net Income	$1.64	$1.91	$(0.27)	(14.1)

Diluted Earnings per Share
Income Before Discontinuing Operations	$1.57	$1.85	$(0.28)	(15.1)
Discontinued Operations - Net of Tax	-	$(0.05)	$0.05	N/M
Net Income	$1.57	$1.80	$(0.23)	(12.8)

Dividends Declared per Share	$0.90	$0.84	$0.06	7.1

	Twelve Months Ended
Tucson Electric Power	December 31,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	9,634,407	9,201,419	432,988	4.7
Wholesale Sales	3,558,529	3,466,788	91,741	2.6
Total	13,192,936	12,668,207	524,729	4.1

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.